UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED): November 13, 2014

Commission file number 1-5924

TUCSON ELECTRIC POWER COMPANY
(Exact name of registrant as specified in its charter)

Arizona	86-0062700
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
88 East Broadway Boulevard, Tucson, AZ 85701
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (520) 571-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 15, 2014, all of the common stock of UNS Energy Corporation (UNS Energy), the parent of Tucson Electric Power Company (TEP), was acquired by Fortis Inc. (Fortis).  Kevin P. Larson, Senior Vice President and Chief Financial Officer of UNS Energy and TEP, is party to a change in control agreement with UNS Energy.  The acquisition of UNS Energy by Fortis constitutes a change in control under the agreement and may allow Mr. Larson to terminate his employment with UNS Energy and TEP for good reason as a result of a material, adverse diminution of his authority, duties, or responsibilities and receive change in control severance benefits.

On November 13, 2014, UNS Energy and Mr. Larson entered a retention bonus agreement, the terms of which were approved by the Human Resources and Governance Committee of UNS Energy.  The retention bonus agreement amends the change in control agreement to provide that changes in Mr. Larson's responsibilities that occurred as a result of the acquisition of UNS Energy by Fortis, Inc., or that may occur for succession purposes based on a future mutually-agreed transition process, shall not constitute Good Reason for Mr. Larson to terminate his employment and receive benefits under the change in control agreement. As consideration therefore and for Mr. Larson's continued employment for one year, Mr. Larson will receive a cash retention bonus of $250,000.  If Mr. Larson terminates his employment, or if his employment is terminated for cause, within one year following the execution of the retention bonus agreement, Mr. Larson will be required to repay, on a pro-rated basis, the retention bonus.

Copies of the retention bonus agreement are filed herewith as Exhibit 10(a).

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10(a)    Retention Bonus Agreement between Kevin P. Larson and UNS Energy Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 17, 2014	TUCSON ELECTRIC POWER COMPANY ------------------ (Registrant) / s / David G. Hutchens
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10(a)	Retention Bonus Agreement between Kevin P. Larson and UNS Energy Corporation.